Alpine 4 Holdings, Inc. (ALPP) Appoints Christopher Meinerz as Chief Financial Officer (CFO)

PHOENIX, AZ / ACCESSWIRE / June 2, 2023 / Alpine 4 Holdings, Inc. (Nasdaq:ALPP), a leading operator and owner of small market businesses, announced that on May 30, 2023, the Board of Directors of Alpine 4 Holdings, Inc., a Delaware corporation (the “Company”), appointed Christopher Meinerz to serve as Chief Financial Officer of the Company. Prior to joining the Company, Mr. Meinerz has held the title of Chief Financial Officer, Chief Operating Officer, and Chief Compliance Officer including recent appointments of Chief Financial Officer & Chief Operating Officer for Nano Hearing Aids (November 2021 – May 2023), Chief Financial Officer of Tallwave (March 2020 – April 2021, currently retained as an advisor to Board & executive management), Chief Financial Officer for Elite Roofing Supply (August 2018 – December 2019), and Chief Financial Officer for Mobivity Holdings Corp (2015-2018). In his various roles, Mr. Meinerz has been involved with the raising of more than $1 billion of capital and has successfully completed a significant number of transactions, including initial public offerings, acquisitions, and divestitures.

Mr. Meinerz, 56, is a graduate of the University of Wisconsin with degrees in both accounting and finance. Mr. Meinerz is also an active Certified Public Accountant with extensive SEC reporting and compliance experience. He began his career in public accounting with BDO in Chicago, Illinois, and Grant Thornton in Madison, Wisconsin. Mr. Meinerz will serve as the principal financial officer and principal accounting officer for the Company. Mr. Meinerz will serve in this capacity at the pleasure of the Board.

Kent Wilson, CEO, had this to say: “After an exhaustive two-month-long search, the board and I are pleased to announce the addition of Chris Meinerz to our team! We reviewed over a dozen highly qualified candidates, but at the end of the day, Chris’s experience, knowledge of technical accounting, and great personality won the day. We are blessed to have him on our team and look forward to him adding his knowledge and great character to the A4 family of companies. Additionally, a huge thank you to SaVonnah Osmanski for stepping in as interim CFO during this time. Your dedication to the Alpine 4 team is greatly appreciated! Ms. Osmanski will resume her position as VP / Corporate Controller.”

About Alpine 4 Holdings: Alpine 4 Holdings, Inc. is a Nasdaq-traded holding company (trading symbol: ALPP) that acquires businesses that fit under one of several portfolios: Aerospace, Defense Services, Technology, Manufacturing or Construction Services, and that function as either a Driver, Stabilizer or Facilitator from Alpine 4's disruptive DSF business model. Alpine 4 works to vertically integrate the various subsidiaries with one another even if from different industries. Alpine 4 understands the nature of how technology and innovation can accentuate a business, focusing on how the adaptation of new technologies, even in brick-and-mortar businesses, can drive innovation. Alpine 4 also believes that its holdings should benefit synergistically from each other, have the ability to collaborate across varying industries, spawn new ideas, and create fertile ground for competitive advantages.
Four principles at the core of Alpine 4’s business are Synergy. Innovation. Drive. Excellence. At Alpine 4, we believe synergistic innovation drives excellence. By anchoring these words to our combined experience and capabilities, we can aggressively pursue opportunities within and across vertical markets. We deliver solutions that not only drive industry standards, but also increase value for our shareholders.

Contact: Investor Relations

investorrelations@alpine4.com

www.alpine4.com